Exhibit 2.8

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into effective as of July 26, 1999, by and among Telenetics Corporation, a California corporation (the "Buyer"), Sierra Digital Communications, Inc., a California corporation (the "Seller"), T. Brent Henderson, an individual ("Henderson"), Robert McLean, an individual ("McLean"), Drew Lance, an individual ("Lance") and Hal Tenney, an individual ("Tenney," and together with McLean and Lance, the "Management Employees"). This Agreement contemplates a transaction in which the Buyer will purchase certain assets and assume certain liabilities and contracts from the Seller in return for the consideration described herein.

                                    RECITALS

         A. The Seller is engaged in the business of designing and manufacturing microwave communications devices.

         B. The Seller is experiencing financial difficulties and is unable to obtain the funds necessary to complete certain of Seller's contracts with its customers. As a result, Seller is unable to pay its debts in full as they come due.

         C. Because of the Seller's financial difficulties, the Seller has determined that it is in the best interests of the Seller's shareholders and the Seller's creditors to proceed with an orderly liquidation of the Business (as hereinafter defined). The Seller has been attempting to find new financing, investor money or other buyers for some or all of the assets of the Seller. The price and terms set forth herein reflect the fair market value of the Acquired Assets (as hereinafter defined) and provides the Seller with sufficient consideration to pay Henderson, the secured creditor, satisfy wage claims of the Management Employees and other employees of the Seller, as well as resolve the claims of the unsecured creditors of the Seller.

         D. Henderson is the sole secured creditor of the Seller, under the terms of that certain Loan and Security Agreement dated March 8, 1997, and the UCC-1 Financing Statement filed with the California Secretary of State on April 17, 1998, File No. 9811060212, pursuant to which Henderson has a perfected security interest in all of the assets of the Seller, securing a loan with a current balance of principal and interest in excess of $200,000.

         E. The Seller desires to sell and the Buyer desires to purchase substantially all of the assets of the Seller, and assume certain liabilities and contracts of the Seller pursuant to the terms of this Agreement, including the condition that Henderson release his lien on the assets of the Seller including the Acquired Assets (as hereinafter defined).

         F. In addition, the Seller desires to satisfy certain of its payroll obligations to the Management Employees by directing the Buyer to pay over a portion of the consideration for the Acquired Assets that otherwise would be payable to the Seller directly to the Management Employees.

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         NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties and covenants contained in this Agreement, the parties agree as follows.

         1. DEFINITIONS.

                  "ACCOUNTS RECEIVABLE" means all of the Seller's accounts receivable, including the proceeds thereof held in trust in that certain interest bearing account maintained at Roseville First National Bank (Account No. 00140236), as more particularly described on EXHIBIT A attached hereto.

                  "ACQUIRED ASSETS" means the following assets of the Seller:

                  (a) All right, title and interest in and to the Technology.

                  (b) All Intellectual Property associated with the Technology.

                  (c) All rights under all Assumed Contracts and Assumed Liabilities.

                  (d) All software, firmware, codes, documents and other personal property or information owned by the Seller in connection with the Technology.

                  (e) All marketing plans, sales leads and customer lists.

                  (f) All Accounts Receivable.

                  (g) All licenses used in the Business, including without limitation, the Seller's license issued by the Federal Communications Commission.

                  (h) All right, title and interest in and to the name Sierra Digital Communications.

                  "ASSUMED CONTRACTS" means the contracts described in Section 3(e) below and identified in the Disclosure Schedule to be assigned to the Buyer.

                  "ASSUMED LIABILITIES" means the liabilities of the Seller identified in the Disclosure Schedule to be assumed by the Buyer.

                  "BUSINESS" means the existing and prospective business and operations of the Seller.

                  "CLOSING" and "CLOSING DATE" have the meanings set forth in
Section 2(d) below.

                  "COMMON STOCK" means the common stock, no par value per share, of the Buyer.

                  "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

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                  "HENDERSON LIEN" means the perfected security interest of
Henderson in the Acquired Assets as described in Recital D of this Agreement.

                  "INTELLECTUAL PROPERTY" means (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registration and applications for registration thereof, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (f) other proprietary rights, and
(g) copies and tangible embodiments thereof (in whatever form or medium).

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice.

                  "PURCHASE PRICE" has the meaning set forth in Section 2(c) below.

                  "REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in
Section 2(c) below.

                  "RENTED PREMISES" has the meaning set forth in Section 3(l) below.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SHARES" has the meaning set forth in Section 2(c) below.

                  "TECHNOLOGY" has the meaning set forth in EXHIBIT B attached hereto.

         2. BASIC TRANSACTION.

                  (a) PURCHASE AND SALE OF THE ACQUIRED ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, free and clear of any claims or liens, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

                  (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Contracts and Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligations or liabilities of the Seller which are not Assumed Contracts or Assumed Liabilities.

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                  (c) PURCHASE PRICE AND REGISTRATION RIGHTS. At the Closing,
the Buyer shall purchase the Acquired Assets from the Seller, in exchange for $110,000 in cash and an aggregate of 110,594 shares (the "Shares") of Common Stock which shall have a market value of $190,000 as of the date hereof based upon the closing bid price per share of the Buyer's Common Stock as reported by the OTC Electronic Bulletin Board (the "Purchase Price"). The Purchase Price shall be payable at the Closing as follows: (i) $10,000, by cashier's check to the account of the Seller, (ii) $100,000, by cashier's check and 58,207 shares of Common Stock having a market value of $100,000 as of the date hereof to Henderson in consideration for a full release of the Henderson Lien, (iii) 3,932 shares of Common Stock having a market value of $6,753 as of the date hereof to McLean, (iv) 33,313 shares of Common Stock having a market value of $57,234 as of the date hereof to Lance and (v) 15,142 shares of Common Stock having a market value of $26,013 as of the date hereof to Tenney. In connection with the delivery of the Shares as part of the consideration for the Purchased Assets, the Buyer shall provide the Seller, Henderson and each of the Management Employees with certain registration rights as contained in the form of Registration Rights Agreement (the "Registration Rights Agreement") attached hereto as EXHIBIT C. The parties agree that in the event the Buyer fails to file a registration statement with the Securities and Exchange Commission in accordance with the Buyer's registration rights obligations under the Registration Rights Agreement and have such registration statement be declared effective by November 1, 1999, Henderson, McLean, Lance and Tenney shall each be obligated to return their respective portions of the Shares and in exchange therefor shall be paid, by cashier's check, $100,000, $6,753, $57,234 and $26,013, respectively. In the event the registration statement is not declared effective by November 1, 1999, the cash payments required by the preceding sentence shall not be diminished due to a decrease in the value of the Shares subsequent to the Closing Date.

                  (d) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller, or such other place as mutually agreed by the Seller and the Buyer.

                  (e) CLOSING AND POST-CLOSING DELIVERIES. At the Closing, to be not later than July 30, 1999 (the "Closing Date"), (i) the Seller shall deliver to the Buyer a Bill of Sale for the Acquired Assets in the form attached hereto as EXHIBIT D, (ii) the Buyer shall deliver to the Seller the cash consideration as described in Section 2(c) and shall deliver to Henderson Buyer's letter instructing its transfer agent, American Stock Transfer, to issue the shares of Common Stock and the cash consideration as described in Section 2(c); (iii) the Buyer shall deliver to each of the Management Employees Buyer's letter instructing its transfer agent, American Stock Transfer, to issue the shares of Common Stock as described in Section 2(c); (iv) the Buyer shall deliver to the Seller a document of Assignment and Assumption of Contracts and Assumed Liabilities in the form attached hereto as EXHIBIT E, (v) the Buyer will deliver to each of the Seller, Henderson and the Management Employees the Registration Rights Agreement, and (vi) Henderson shall deliver to Buyer an original executed acknowledgment that all amounts due and owing to Henderson by the Seller have been paid and satisfied in full, and that Henderson releases any and all lien claims in the Acquired Assets, and (vii) Buyer shall cause the share certificates evidencing the shares of common stock described in section 2(c) to be delivered to Henderson and each of the Management Employees as expeditiously as possible but in no event later than August 15, 1999, and (viii) each party shall deliver to the other all such agreements, documents and instruments contemplated by this Agreement or necessary for the conveyance of the Acquired Assets to the Buyer and the assumption of the Assumed Contracts and Assumed Liabilities by the Buyer.

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                  (f) ALLOCATION. The parties agree to allocate the Purchase
Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation of the Purchase Price set forth on the Disclosure Schedule.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller (and Henderson and the Management Employees with respect to Section 3(x) only) represents and warrants to the Buyer that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule and initialed by the parties.

                  (a) ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                  (b) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Seller has taken all actions required for the execution, delivery and performance of this Agreement by the Seller and the sale of the Acquired Assets as provided herein. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and the application of general principles of equity including, but not limited to, the inability to exercise the right to specific performance in certain circumstances. The person or persons who have executed this Agreement on behalf of the Seller are duly authorized to do so by the Board of Directors of the Seller.

                  (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Seller is subject or any provision of the articles or bylaws, as amended, of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require a notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Seller's assets is subject. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

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                  (d) TITLE TO THE ACQUIRED ASSETS. Except for the Henderson
Lien which shall be released as of the Closing, the Seller has good and marketable title, free and clear of all mortgages, liens, pledges, claims, easements, rights of way, conditions, security interests, encumbrances, restrictions, charges, imperfections of title or equities of any nature whatsoever, to all of the Acquired Assets, respectively, real and personal, tangible and intangible, to be sold, conveyed, transferred and delivered hereunder. At the Closing, the Buyer will obtain good and marketable title to the Acquired Assets, free and clear of all liens, security interests, charges or encumbrances of any kind.

                  (e) ASSUMED CONTRACTS AND ASSUMED LIABILITIES. Set forth in the Disclosure Schedule is a list of all written agreements, leases, contracts and commitments relating to the Acquired Assets to which the Seller is a party or is otherwise bound as of the date of this Agreement and which the Buyer shall assume (collectively, the "Assumed Contracts'). The Disclosure Schedule also sets forth the Assumed Liabilities. To the knowledge of the Seller, the Seller has, in all material respects, performed all obligations required to be performed by it under the Assumed Contracts. Each of the other parties to the Assumed Contracts has, in all material respects, performed all the obligations required to be performed by them to date thereunder. Each Assumed Contract (i) is valid, binding and enforceable in accordance with its terms, (ii) is in full force and effect with no default or dispute existing or, to the knowledge of the Seller, threatened with respect thereto, and (iii) will not be terminated or otherwise affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on the Disclosure Schedule, no consent of any third party is required for the assignment of any Assumed Contract to the Buyer.

                  (f) INTELLECTUAL PROPERTY. The Disclosure Schedule contains a true and complete list of all Intellectual Property that is applicable to or held or used by the Seller in connection with the Acquired Assets. The Disclosure Schedule includes the following information (to the extent applicable) for each such item of Intellectual Property: date first used, whether or not registered, and registration number. To the knowledge of the Seller, none of the Acquired Assets or any Intellectual Property held or used by the Seller in connection with the Acquired Assets infringes the Intellectual Property or other proprietary rights of any other party. All Intellectual Property developed for the Seller was so developed under agreements with employees, consultants or others that provide that the Intellectual Property so developed is a "work made for hire" or otherwise providing for the assignment of all rights thereto to the Seller.

                  (g) PATENTS AND PATENT RIGHTS. The Seller has no patents or applications for patents. To the knowledge of the Seller, the manufacture, use, sale, marketing or distribution of the Acquired Assets does not violate or infringe on any patent or any proprietary or personal right of any person or firm.

                  (h) COMPLIANCE WITH LAWS. To the knowledge of the Seller, the business of the Seller has been operated in compliance with all federal, state, local and foreign laws, regulations and orders, the violation of which would have a material adverse effect upon any of the Acquired Assets. To the knowledge of the Seller, all reports and filings required to be made by the Seller with respect to the Acquired Assets under foreign, federal, state and local statutes, laws, regulations, rules and ordinances relating to health, safety and protection of the environment have been filed in a timely manner, and no such reports or filings are currently required that have not been made.

                  (i) CONSENTS. No approvals or consents of or assignments by any person (including, without limitation, any federal, state or local governmental or administrative authorities) are necessary in connection with the execution, delivery or performance of this Agreement.

                  (j) TAX MATTERS. Except as set forth on the Disclosure Schedule, all taxes, including, without limitation, income, excise, property, sales, transfer, use, franchise, payroll, employees' income withholding and social security taxes imposed or assessed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by the Seller with respect to the Acquired Assets, and all interest, penalties and additions thereon, whether disputed or not, have been paid in full; all tax returns or other documents required to be filed in connection therewith have been accurately prepared and duly and timely filed. No issues have been raised (or are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to above, and no waivers of statutes of limitations have been given or requested with respect to the Seller in connection therewith.

                  (k) LITIGATION. There is no claim, dispute, action, proceeding (including arbitration), suit, appeal or investigation, at law or in equity, pending (other than those, if any, with respect to which service of process or similar notice has not yet been made and which are not within the knowledge of the Seller) or, to the knowledge of the Seller, threatened against the Seller involving the Technology or any of the Acquired Assets before any court, agency, authority, arbitration panel or other tribunal. The Seller is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal involving the Technology or any of the Acquired Assets other than as set forth on the Disclosure Schedule.

                  (l) REAL PROPERTY MATTERS. The Seller owns no real property in connection with the Business and is not obligated under any lease for real property in connection with the Business. The Disclosure Schedule contains a list describing and specifying the location of all real property rented by, or on behalf of, the Seller (collectively, the "Rented Premises"). The rental agreements described on the Disclosure Schedule are in full force and effect and there is no existing default and there is no event that, with the passage of time, would constitute an event of default under any of such rental agreements on the part of the landlord or tenant thereunder. Such rental agreements consist only of the documents described on the Disclosure Schedule, true and complete copies of which have been delivered to the Buyer.

                  (m) ENVIRONMENTAL COMPLIANCE.

                           (i) As of the Closing, except as set forth on the
Disclosure Schedule, no Hazardous Material (as defined in paragraph (iv) below), underground storage tanks, pipes or sumps are present on the Leased Premises, and to the best of the Seller's knowledge, no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on the Leased Premises. The Seller has conducted no Hazardous Materials Activity in connection with the Business or at the Leased Premises.

                           (ii) The Seller has obtained no Environmental Permits
(as defined in paragraph (iv) below) in connection with the conduct of the Business, and none are required.

                           (iii) The Seller has delivered to Purchaser all
records concerning activities of the Seller and all environmental audits and environmental assessments of the Leased Premises conducted at the request of, or otherwise possessed by, the Seller. The Seller has complied with all environmental disclosure obligations imposed upon it with respect to the Business or the transactions contemplated herein under any applicable law.

                           (iv) For purposes of this Section 3(m), the following
capitalized terms shall have the following meanings:

                                (A) "Environmental Laws" shall mean all laws,
rules, regulations, orders, treaties, statutes and codes of any federal, state, or local governmental authority relating to human health, safety, or the environment.

                                (B) "Environmental Permit" shall mean any
approval, permit, license, clearance or consent required to be obtained from any private person or any governmental authority pursuant to any Environmental Law.

                                (C) "Hazardous Material" shall mean any material
or substance that is prohibited or regulated by any Environmental Law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                                (D) "Hazardous Materials Activity" shall mean
the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale, handling, or distribution of any Hazardous Material or any product containing a Hazardous Material.

                  (n) USE OF THE RENTED PREMISES. No portion of the Rented Premises is now being or has ever been used by Seller or any of its predecessors in interest for any of the following:

                           (i) In a manner requiring the issuance of a permit
covering the discharge or disposal of a pollutant or waste into any waters, groundwaters or aquifer of the State of California or waters of the United States pursuant to applicable federal, state or local laws;

                           (ii) For the treatment, collection, storage or
disposal of any refuse or objectionable waste or material in a manner inconsistent with, or so as to require a permit or approval pursuant to, applicable federal, state or local laws;

                           (iii) For the generation, transport, treatment,
storage or disposal of any hazardous waste subject to federal or state regulation;

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

                           (iv) For the manufacture, processing, distribution in
commerce, use or disposal of any toxic substance subject to federal or state regulation;

                           (v) For storage, handling or processing in any
underground storage tank system subject to federal, state or local regulation;

                           (vi) For any injection well, dry well or any similar
facility subject to federal, state or local regulation; or

                           (vii) As a sanitary landfill, open dump or other
waste storage, treatment, disposal, transfer or handling facility subject to federal, state or local regulation.

                  (o) COMPLIANCE WITH CONTRACTUAL OBLIGATIONS. Except as described in the Disclosure Schedule, the Seller is not in default and there is no event that, with the passage of time or the giving of notice, would constitute an event of default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any evidence of indebtedness, or any agreement or instrument under or pursuant to which any evidence of indebtedness has been issued, or (b) any other agreement or instrument to which the Seller is a party or by which the Seller, any of the properties of the Seller, or the Business is affected, nor has any third party raised any claim, dispute or controversy with respect to any such evidence of indebtedness, agreement or instrument. The execution, delivery or performance of this Agreement does not (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any evidence of indebtedness or other agreement or instrument referred to in this Section 3(o), or (ii) require the consent of or other action by any trustee or any creditor of, or investor in, Seller. All of such evidences of indebtedness, instruments and agreements are valid, binding and in full force and effect.

                  (p) EMPLOYEES. The Disclosure Schedule contains a list of the names, current annual rates of salary, bonus, employee benefits, accrued vacation times, sick pay and other compensation of all the present employees of the Seller who are intended to be employed by the Buyer on the Closing Date. There are no employment or consulting contracts or arrangements, including pensions, bonus or profit sharing plans, or other severance or termination contracts or arrangements which constitute contractual obligations of the Seller not terminable on 30 days' notice. There are no collective bargaining agreements with any union or other bargaining group for any of the Seller's employees.

                  (q) LABOR MATTERS. To the knowledge of the Seller, the Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practices.

                  (r) EMPLOYEE BENEFITS. The Seller does not maintain nor has it ever maintained an "employee benefit plan" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

                                      -9-
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                  (s) ENVIRONMENTAL PROTECTION. Except with respect to
environmental matters which are addressed in Section 3(m), to the knowledge of the Seller, the Seller has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes. The Seller is in compliance with all terms and conditions of the required permits, licenses and authorizations, except when the failure to comply will not, in the aggregate with all other failures, have a material adverse effect on the Seller. The Seller is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder all as in effect on the date hereof, except when the failure to comply will not, in the aggregate with all other failures, have a material adverse effect on the Seller. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability of the Seller, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, against or involving the Seller based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

                  (t) RELATED PARTIES. No officer, director or other affiliate of the Seller, directly or indirectly, is party to any material arrangement with any third party affecting the design, development, marketing, distribution or use of the Technology or the Acquired Assets.

                  (u) UNDERLYING DOCUMENTS. Copies of all documents listed or described in the Disclosure Schedule have been furnished or made available to the Buyer. All such documents are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Disclosure Schedule.

                  (v) BROKERS' FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (w) DISCLOSURE. Neither this Agreement nor any of the schedules or exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and to the best of the Seller there is no fact which has not been disclosed to the Buyer that materially affects adversely or could reasonably be anticipated to materially affect adversely the Technology.

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                  (x) INVESTMENT REPRESENTATIONS. The Seller, Henderson and each of the Management Employees hereby represent and warrant to the Buyer, severally and not jointly, with respect to the acquisition of the Shares as follows:

                           (i) INVESTMENT EXPERIENCE. Each of the Seller,
Henderson and Management Employees has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Buyer so that each of the Seller, Henderson and Management Employees is capable of evaluating the merits and risks of its or his respective investment in the Buyer and has the capacity to protect its or his own respective interests.

                           (ii) ACCREDITED INVESTOR. Each of the Seller,
Henderson and Management Employees is either (i) an "accredited investor" as that term is defined in Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, or (ii) has a preexisting personal or business relationship with the Buyer or any of its officers, directors or controlling persons, or by reason of the Seller's, Henderson's or the Management Employees' business or financial experience or the business or financial experience of the Seller's, Henderson's or the Management Employees' professional advisors who are unaffiliated with and who are not compensated by the Buyer or any affiliate or selling agent of the Buyer, directly or indirectly, has the capacity to protect the Seller's, Henderson's or the Management Employees' own interests in connection with the acquisition of the Shares.

                           (iii) INVESTMENT. Each of the Seller, Henderson and
the Management Employees is acquiring the Shares for investment, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Each of the Seller, Henderson and the Management Employees understands that the Shares have not been registered under the Securities Act of 1933 ("Securities Act") by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein.

                           (iv) RULE 144. Each of the Seller, Henderson and the
Management Employees acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Each of the Seller, Henderson and the Management Employees understands and hereby acknowledges that the Buyer is the only entity that can register the Shares under the Securities Act and that the Buyer is under no obligation to register the Shares under the Securities Act with the exception of certain registration rights contained in the form of Registration Rights Agreement attached hereto. Each of the Seller, Henderson and the Management Employees is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain cur rent public information about the Buyer, the resale occurring not less than a specified number of years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

                           (v) ACCESS TO DATA. Each of the Seller, Henderson and
the Management Employees has had an opportunity to discuss the Buyer's business, management and financial affairs with its management. Each of the Seller, Henderson and the Management Employees also has had an opportunity to ask questions of officers of the Buyer, which questions were answered to its or his satisfaction. Each of the Seller, Henderson and the Management Employees understands that such discussions, as well as any written information issued by the Buyer, were intended to describe certain aspects of the Buyer's business and prospects but were not a thorough or exhaustive description. Each of the Seller's, Henderson's and the Management Employees' decision to enter into the transactions contemplated hereby is based on its or his own evaluation of the risks and merits of the purchase and the Buyer's proposed business activities. Without limiting the generality of the foregoing, each of the Seller, Henderson and the Management Employees has had the opportunity to obtain and to review the following documents of the Buyer: (1) Form 10-QSB for the quarter ended March 31, 1999; (2) Form 10-KSB for the nine month transition period ended December 31, 1998; (3) Form 10-QSB/A for the quarter ended September 30, 1998; and (4) Form 10-QSB/A for the quarter ended June 30, 1998, in each case as filed with the SEC. Each of the Buyer, Henderson and the Management Employees understands that its or his investment in the Shares involves a high degree of risk.

                           (vi) TAX LIABILITY. Each of the Seller, Henderson and
the Management Employees has reviewed with its or his own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such tax consequences, each of the Seller, Henderson and the Management Employees relies solely on such advisors and not on any statements or representations of the Buyer or any of its agents. Each of the Seller, Henderson and the Management Employees understands and agrees that it and he (and not the Buyer) shall be responsible for any of its or his own tax liability that may arise as a result of this investment or the trans actions contemplated by this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller, Henderson and the Management Employees that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

                  (a) ORGANIZATION AND CAPITALIZATION OF THE BUYER. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. As of July 15, 1999, the authorized capital stock of the Company consisted of (a) 25,000,000 shares of Common Stock, without par value, (b) 1,500,000 shares of Series A 7.0% Convertible Redeemable Preferred Stock, without par value, (c) 128,571 shares of Series B Convertible Preferred Stock, without par value, (d) 400,000 shares of Series C Convertible Preferred Stock, without par value and (e) 2,971,429 shares of undesignated Preferred Stock, of which 9,527,165 shares of Common Stock, 734,284 shares of Series A 7.0 % Convertible Redeemable Preferred Stock, 128,571 shares of Series B Convertible Preferred Stock and 400,000 shares of Series C Convertible Preferred Stock were issued and outstanding.

                  (b) AUTHORIZATION OF TRANSACTION. The Buyer has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Buyer has taken all actions required for the execution, delivery and performance of this Agreement by the Buyer, the purchase of the Acquired Assets and the issuance of the Shares to the Seller, Henderson and the Management Employees as provided herein. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and the application of general principles of equity including, but not limited to, the inability to exercise the right to specific performance in certain circumstances. The person or persons who have executed this Agreement on behalf of the Buyer have been duly authorized to do so by the Buyer.

                  (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the actions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, security interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject in a manner or to an extent that would materially and adversely affect the validity or enforceability of, or the authority or ability of the Buyer to perform its obligations under, this Agreement or any of the other documents contemplated by this Agreement. Other than federal and state securities law notices in connection with the issuance of the Shares, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

                  (d) CONCERNING THE SHARES. The Shares have been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder. There are no preemptive rights of any stockholder of the Buyer, as such, to acquire any of the Shares.

                  (e) APPROVALS. No authorization, approval or consent of or filing with any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the shareholders of the Buyer is required to be obtained by the Buyer for the issuance and sale of the Shares other than the requirements of any applicable blue sky laws. The Buyer has taken or will take all actions necessary to satisfy the requirements of applicable blue sky laws.

                  (f) LITIGATION. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Buyer or any of its subsidiaries, threatened against or affecting the Buyer or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would materially and adversely affect the validity or enforceability of, or the authority or ability of the Buyer to perform its obligations under, this Agreement or any of the other documents contemplated by this Agreement.

                  (g) BROKERS' FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         5. COVENANTS AND AGREEMENTS. The parties agree as follows:

                  (a) GENERAL. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, all at the sole cost and expense of the requesting party (except as set forth in paragraph (c) below).

                  (b) CONDITION TO TRANSFER OF CERTAIN CONTRACTS. At the Closing, the Buyer may elect to close the transactions contemplated hereby notwithstanding the fact that the Seller may have failed to obtain consents to the transfer of one or more Assumed Contracts which by their terms require the consent of any other contracting party thereto to the assignment thereof to the Buyer. The terms of this paragraph (b) shall govern the transfer of the benefits of each such Assumed Contract. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that at the Closing the Seller will not assign to the Buyer any Assumed Contract which by its terms requires the consent of any other contracting party thereto unless each consent has been obtained prior to the Closing Date. With respect to each such unassigned Assumed Contract, after the Closing Date the Seller shall continue to deal with the other contracting party(ies) to that Assumed Contract as the prime contracting party and shall use its best efforts to obtain the consent of all required parties to the assignment of such Assumed Contract, but the Buyer shall be entitled to the benefits of such Assumed Contract accruing after the Closing Date to the extent that the Seller may provide the Buyer with such benefits without violating the terms of such Assumed Contract; and the Buyer agrees to perform at its sole expense all of the obligations of the Seller to be performed under such Assumed Contract the benefits of which the Buyer is receiving after the Closing Date.

                  (c) EMPLOYEES. The Seller acknowledges that the Buyer intends to hire some of the Seller's current employees, as the Buyer's employees. The Seller will cooperate fully in providing the necessary information or to perform any other duties as may be reasonably requested by the Buyer to accomplish this result. Any current employee of the Seller who is hired by the Buyer shall be terminated by the Seller prior to the Closing Date and deemed a "new hire" by the Buyer on the Closing Date and the Buyer shall have no liability whatsoever on account of such hired employee's previous employment by the Seller, nor shall the Buyer assume or otherwise be responsible for any past or future obligation of the Seller to such employees; PROVIDED, HOWEVER, that with respect to any such employee of the Seller that is hired by the Buyer, the Buyer agrees that, in determining vacation and sick leave accrual rates after the date of hire by Buyer, such employee shall be given credit for the time employed by the Seller. The Seller acknowledges that it shall be solely responsible for discharging any such liability to such employees including, but not limited to, any payment, compensation or benefit under any severance, vacation, sick pay, employee benefit, worker's compensation, medical, insurance, bonus or similar plan or arrangement and shall indemnify and hold harmless the Buyer with regard to such liabilities, subject to and in accordance with the procedures set forth in
Section 6.

                  (d) CONDITION OF ACQUIRED ASSETS. Buyer acknowledges that it has been afforded the opportunity to inspect and has conducted due diligence investigations of the Acquired Assets, and accordingly is purchasing the Acquired Assets in their "AS IS" condition.

         6. INDEMNIFICATION.

                  (a) INDEMNIFICATION OF LOSSES. The Seller hereby indemnifies the Buyer against Losses (as defined below), and the Buyer hereby indemnifies the Seller, Henderson and each of the Management Employees against Losses, as set forth in this Section 6. If the Buyer shall have suffered a Loss by reason of (i) the breach of any of the representations or warranties or covenants made by the Seller herein, or (ii) any liability or claim arising prior to the Closing with respect to the Acquired Assets or Assumed Contracts (except Losses related to Assumed Liabilities) the Buyer shall be indemnified for such Loss by the Seller as set forth in this Section 6. If the Seller, Henderson or any of the Management Employees shall have suffered a Loss by reason of (x) the breach of any of the representations or warranties or covenants made by the Buyer herein, (y) the Assumed Contracts, or (z) the Assumed Liabilities the Seller, Henderson and the Management Employees shall be indemnified for such Loss by the Buyer as set forth in this Section 6. The party who is requested to provide indemnity is herein referred to as "Indemnitor" and the party requesting indemnity is herein referred to as "Indemnitee." "Loss" shall mean any losses, liabilities, claims, damages and expenses incurred including, without limitation, penalties, fines, interest, amounts paid in settlement and reasonable fees and disbursements of counsel, and reasonable expenses incurred in connection with any investigation, action, suit or proceeding instituted against Indemnitee.

                  (b) PAYMENT. At such time as the indemnifiable amount of a Loss has been determined in accordance with this Section 6 (a "Liquidated Claim"), (A) if resulting from a claim made by the Buyer, the Seller shall immediately pay the Buyer the amount of the Liquidated Claim, or (B) if resulting from a claim made by the Seller, Henderson or the Management Employees, the Buyer shall immediately pay the Seller, Henderson and/or the Management Employees the amount of the Liquidated Claim, as the case may be. No forbearance of Indemnitee in demanding payment from an Indemnitor shall act as a waiver of any right of Indemnitee to receive payment from Indemnitor, nor shall it relieve Indemnitor of any obligation to Indemnitee under this Agreement.

                  (c) NOTICE OF CLAIMS. If Indemnitee has any claim for a Loss (a "Claim"), it will give prompt written notice thereof to Indemnitor, including in such notice a brief description of the facts upon which Claim is based and the amount thereof.

                  (d) THIRD PARTY CLAIMS. If Indemnitee becomes aware of a third party claim that it believes may result in a Claim (a "Third Party Claim"), Indemnitee shall promptly notify Indemnitor of such Third Party Claim, and Indemnitor shall be entitled, at the expense of Indemnitor, to defend such Third Party Claim.

                  (e) DISPUTED CLAIMS. If Indemnitor objects to any Claim or Third Party Claim, it shall give written notice of such objection and brief statement of the grounds of such objection to Indemnitee within 20 business days after notice is received. If no such notice is given, such claim shall be a Liquidated Claim. If such objection is made, Indemnitor and Indemnitee shall meet and use their best efforts to settle the dispute in writing which, when resolved, shall be a Liquidated Claim.

                  (f) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and indemnity obligations of the parties set forth in this Agreement will continue for a period of three years after the Closing Date.

         7. MISCELLANEOUS.

                  (a) PRESS RELEASES AND ANNOUNCEMENTS. Neither the Seller nor Henderson shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer; provided, however, that each of Seller and Henderson may make any public disclosure it or he believes in good faith is required by law or regulation (in which case the Seller and Henderson will advise the Buyer prior to making the disclosure).

                  (b) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

                  (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof, including, without limitation, the Letter Agreement dated June 18, 1999 entered into by and between the Buyer and the Seller.

                  (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given three business days after mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

                           If to the Seller:

                           Sierra Digital Communications, Inc.
                           4111 Citrus Avenue, Suite 5
                           Rocklin, California 95677
                           Attention: Drew Lance

                           If to Henderson:

                           T. Brent Henderson
                           3115 Gold Valley Drive
                           Rancho Cordova, California 95742-6588




                           If to McLean:

                           Robert McLean
                           8278 Cantershire Way
                           Granite Bay, California 95746

                           If to Lance:

                           Drew Lance
                           P.O. Box 6953
                           Tahoe City, California 96145

                           If to Tenney:

                           Hal Tenny
                           9117 Turtle Creek Lane
                           Fair Oaks, California 95628

                           If to the Buyer:

                           Telenetics Corporation
                           26772 Vista Terrace Drive
                           Lake Forest, California  92630
                           Attn: President

                           With a copy to:

                           Rutan & Tucker, LLP
                           611 Anton Boulevard, Suite 1400
                           Costa Mesa, California  92626
                           Attn: Larry A. Cerutti, Esq.

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it any is received by the person for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

                  (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

                  (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.

                  (j) EXPENSES. Each of the Buyer, the Seller and Henderson will bear its or his own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (k) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                  (l) INCORPORATION OF EXHIBITS AND SCHEDULES. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (m) BULK TRANSFER LAWS. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Seller shall indemnify the Buyer for any liability with respect to any such non- compliance except any liability related to the Assumed Liabilities.

                  (n) TRANSFER TAXES. Any and all sales, use or other transfer taxes arising from the transactions contemplated by this Agreement will be paid by the Buyer.

                  (o) NO JOINT VENTURE OR PARTNERSHIP. This Agreement shall not be construed to create a joint venture or partnership relationship among the parties hereto.

                  (p) STATUS OF HENDERSON. It is acknowledged that except for the representations and warranties of Henderson set forth in Section 3(x), the joinder of Henderson in this Agreement is solely with regard to his status as the secured creditor of the Seller and to enable the Buyer to be assured that the sale and transfer of the Acquired Assets will be free of the Henderson Lien. The joinder of Henderson shall not be construed as an assertion that he is the owner or seller of the Acquired Assets, that he has any liability or responsibility for any obligations of the Seller, or that his status is other than as a secured creditor in connection with the Henderson Lien.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                        TELENETICS CORPORATION,
                                        a California corporation


                                        By: /S/ MICHAEL A. ARMANI
                                            ------------------------------------
                                            Michael A. Armani, President


                                        SIERRA DIGITAL COMMUNICATIONS, INC.,
                                        a California corporation


                                        By: /S/ DREW LANCE
                                            ------------------------------------
                                            Drew Lance, Chief Executive Officer


                                        /S/ BRENT HENDERSON
                                        ----------------------------------------
                                        T. Brent Henderson


                                        /S/ ROBERT B. MCLEAN
                                        ----------------------------------------
                                        Robert McLean


                                        /S/ DREW LANCE
                                        ----------------------------------------
                                        Drew Lance


                                        /S/ HAL TENNEY
                                        ----------------------------------------
                                        Hal Tenney

                                    EXHIBIT A
                                    ---------

                               Accounts Receivable

                                    EXHIBIT B
                                    ---------

                                   Technology

         Short-range microwave radio transmission (18, 23,24 and 31 Ghz) for application of data and video information.

                                    EXHIBIT C
                                    ---------

                          Registration Rights Agreement

                                    EXHIBIT D
                                    ---------

                                  Bill of Sale

                                    EXHIBIT E
                                    ---------

                       Assignment and Assumption Agreement

                               DISCLOSURE SCHEDULE
                               -------------------